Exhibit 12



                    GE GLOBAL INSURANCE HOLDING CORPORATION
                         AND CONSOLIDATED SUBSIDIARIES



                Computation of Ratio of Earnings to Fixed Charges


                             Year ended December 31,
                                                       ---------------------------------------------------------------------
                                                       ------------- ------------- ------------- ------------- -------------
(In millions)                                              2003          2002          2001          2000          1999
                                                       ------------- ------------- ------------- ------------- -------------
                                                       ------------- ------------- ------------- ------------- -------------

Earnings:
   Earnings (loss) before income taxes and
     cumulative effect of change in accounting
     principle                                           $     555     $  (2,755)    $    (466)    $     605     $     988
   Fixed charges:
     Minority interest in net earnings of
       consolidated subsidiaries (1)                            90            89            89            88            88
                                                                90
     Interest expense (2)                                      130           130           136           136            112
                                                       ------------- ------------- ------------- ------------- -------------
                                                       ------------- ------------- ------------- ------------- -------------
                                                         $     775     $  (2,536)     $   (241)     $    829     $   1,188
                                                       ============= ============= ============= ============= =============
                                                       ============= ============= ============= ============= =============

Fixed charges:
   Minority interest in net earnings of consolidated
     subsidiaries (3)                                    $     137     $     137     $     137     $      92     $     121
   Interest expense (2)                                        130           130           136           136           112
                                                       ------------- ------------- ------------- ------------- -------------
                                                       ------------- ------------- ------------- ------------- -------------
                                                         $     267     $     267     $     273     $     228     $     233

                                                       ============= ============= ============= ============= =============
                                                       ============= ============= ============= ============= =============

                                                                          See (4)       See (4)
Ratio of earnings to fixed charges                           2.90           below         below         3.64          5.10
                                                       ============= ============= ============= ============= =============

(1) Minority interest in net earnings of consolidated subsidiaries includes earnings from purchased affiliates and dividends on subsidiary's preferred stock.

(2) Interest expense includes an amount for one-third of the annual rental expense, which we believe is a reasonable approximation of the interest factor for such rentals.

(3) The fixed charges amounts for minority interest in net earnings of consolidated subsidiaries represent the pretax earnings amounts which would be required to cover such fixed charges as calculated below:

                      Earnings From Purchased Affiliates or
                Subsidiary's Preferred Stock Dividend Requirement
                             100% - Income Tax Rate

     The income tax rate is based on the relationship of the provision for income taxes to earnings before income taxes for the respective period.

(4) Earnings for the years ended December 31, 2002 and 2001 were inadequate to cover fixed charges by $2,803 million and $514 million, respectively.

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